Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of the 16th day of April, 2013, by and between Global Axcess Corp (“Company”) and Michael J. Loiacono ("Consultant").

WITNESSETH:

WHEREAS, Consultant desires to provide consulting services to the Company; and

WHEREAS, the Company desires to retain Consultant to provide services related to and in support of efforts in which Consultant has expertise;

NOW, THEREFORE, in consideration of the premises and the mutual conditions and promises herein contained, the parties hereto agree as follows:

1.	Consulting Services. Consultant shall furnish the Company with his best advice, information, judgment and knowledge with respect to the following mutually agreed upon tasks:

a.	Continued assistance with 363 process and due diligence;

b.	Assistance with filing of 2nd quarter 10Q report;

c.	Assistance with normal day-to-day tasks;

d.	Other tasks as may be requested by Company.

2.	Term. The term of this Agreement shall begin on April 23, 2013 (“effective date”) and shall, subject to the provisions for termination set forth herein, continue until terminated by either parties.

3.	Compensation:

a.	For the Term of this Agreement and for all services that Consultant renders to the Company or any of its subsidiaries or affiliates during the term hereof, the Company will pay Consultant $100.00 per hour for each hour worked and billed. An refundable $8,000 retainer is due and payable on Effective Date of this Agreement, to be applied as set forth below.

b.	At any time, should the retainer balance (after deducting payment for the number of hours worked and billed by Consultant) drop below $2,000, the Consultant will inform the Company in writing, and the Company shall immediately make a subsequent payment to bring the retainer back up to $8,000, unless the Company advises the Consultant in writing that it expects no more than 20 additional hours of the Consultants’ time will be required.

c.	The retainer balance shall be promptly replenished to an $8,000 balance (after deducting from the retainer payment for the number of hours worked and billed by Consultant through such date) on May 3rd, unless the Company advises the Consultant in writing that it expects the remaining cost for Consultants’ time to be less than $8,000 . In such case, the retainer balance will be increased to an amount equal to the cost for the number of remaining hours required per the Company’s notification.

d.	At the conclusion of the Agreement, Consultant will promptly reimburse the Company for the amount of any retainer payments in excess of the actual hours worked and billed.

e.	Consultant will make himself available for a minimum of 16 - 20 hours each week for consulting services.

4.	Other:

a.	Consultant will continue to utilize Company laptop and cell phone. Upon conclusion of Agreement, Company will allow Consultant to purchase the laptop and cell phone, both at the lesser of market value or book value. Company agrees to port Consultant’s current cell phone number (904-610-0494) back over to Consultant.

5.	Confidential Information and Intellectual Property.

a.	Consultant shall maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Company, any Trade Secret (as defined below) of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of Consultant.

b.	Consultant shall maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during the term of this Agreement and for a period of one (1) year thereafter.

c.	Consultant may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring the Consultant (in its legal counsel's reasonable opinion) to do so, provided that the Consultant informs the Company of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

(a) "Trade Secret" shall mean any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Consultant in connection with performing services for the Company, including (without limitation) oral and written information concerning the Company's financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. (b) All original works of authorship that result from the performance by Consultant of his duties hereunder, are deemed to be "works made for hire" under the copyright laws of the United States, and will be and will remain the sole and exclusive property of the Company. Consultant, at the Company's request and sole expense, will assign to the Company in perpetuity all proprietary rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by the Company. Should the Company elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of the Company, do such things, sign such documents and provide such reasonable cooperation as is necessary for the Company to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of the Company without the express, prior written consent of the Company regarding each use.

i.	In the event Consultant shall violate or threaten to violate the provisions of this Section 5, damages at law will be an insufficient remedy and the Company shall be entitled to equitable relief including but not limited to injunction, monetary damages, punitive damages, and specific liquidated damages in the amount of $10,000 for each disclosure of confidential information in violation of this Agreement, or use of such information to solicit company's customers. In addition, the Company shall be entitled to pursue such other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

ii.	The existence of any claim or cause of action that Consultant may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

iii.	For purposes of this Section 5, "Company" shall include the Company and all of its direct and indirect subsidiaries and any predecessors of the Company.

6.	Acts Discreditable. Consultant shall at all times refer to Company and its operating units in terms that further its business objectives. Consultant shall not refer to Company or its operating units in a manner that damages Company's position in the marketplace.

7.	Termination. This Agreement may be terminated by Company upon thirty (30) days written notice. Compensation payment per section 3(a) above would continue to be payable and due upon the terms of this Agreement.

8.	Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

9.	Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights, obligations and duties of Consultant hereunder may not be assigned.

10.	Relationship of Parties. The Company and Consultant are independent parties. Both parties acknowledge and agree that Consultant's engagement hereunder is not exclusive and that either party may provide to, or retain from, others similar such services provided that it does so in a manner that does not otherwise breach this Agreement. Neither party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts or liabilities for the other.

11.	Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) business days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

Global Axcess Corp

7800 Belfort Parkway

Jacksonville, Florida 32256

Attn: Kevin L. Reager, CEO

If to the Consultant:

Michael J. Loiacono

3532 Bay Island Circle

Jacksonville Beach, Florida 32250

Attn: Michael J. Loiacono

12.	Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

13.	Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Florida without reference to conflicts of law.

14.	Captions and Section Headings. The various captions and section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

15.	Entire Agreement. With respect to its subject matter, this Agreement and its Exhibits constitute the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Global Axcess Corp

By:	/s/ Kevin L. Reager
Kevin L. Reager
CEO

Consultant:

/s/ Michael J. Loiacono
Michael J. Loiacono